Exhibit 99.1

Contact Ultragenyx Pharmaceutical Inc.

Investors & Media

Joshua Higa

(415) 475-6370

Ultragenyx Appoints Mardi C. Dier as Chief Financial Officer

Ms. Dier will start in new role in November 2020

Novato, Calif. — September 2, 2020 — Ultragenyx Pharmaceutical Inc. (NASDAQ: RARE), a biopharmaceutical company focused on the development and commercialization of novel products for serious rare and ultra-rare genetic diseases, today announced that it has appointed Mardi C. Dier as Executive Vice President and Chief Financial Officer (CFO), effective November 2, 2020. Ms. Dier will be responsible for leading the corporate finance, strategy, investor relations, corporate communications, and information technology functions. She will report to Emil D. Kakkis, M.D., Ph.D., Ultragenyx’s Chief Executive Officer, and will serve on the executive leadership team. Ultragenyx had previously announced the planned transition of CFO Shalini Sharp. Ms. Sharp will remain as CFO until Ms. Dier starts in November and will consult for the company for six months after.

“We welcome Mardi to Ultragenyx and its leadership team at an important time as we build upon our solid foundation and recent successes in treating patients with serious rare diseases and strive to grow the company to the next level. Mardi is a proven industry leader with financial and strategic expertise which will serve to fortify Ultragenyx’s efforts in advancing our global commercial opportunities and our promising pipeline addressing important diseases with innovative therapies,” said Dr. Kakkis. “We also want to thank Shalini for her incredible contribution and dedication to the success thus far of Ultragenyx. We will miss her and sincerely wish her well with her next endeavors.”

Ms. Dier joins Ultragenyx from Portola Pharmaceuticals, where she served as Chief Financial Officer from 2006 to 2018 when her role was expanded to include Chief Business Officer from 2018 through its acquisition by Alexion Pharmaceuticals in 2020. During her tenure at Portola, she successfully led a series of private, public, and alternative financings and led the company through its pivotal transition into a commercial organization. Prior to Portola, she served as Vice President of Investor Relations at Chiron Corporation from 2003 to 2006. Earlier in her career she worked as an investment banker at Prudential Securities, and prior to that was in the audit department of KPMG Peat Marwick. She holds a B.S. in biology from Stanford University and an M.B.A. from the Anderson School at the University of California, Los Angeles. Ms. Dier serves on the Board of Directors of Adamas Pharmaceuticals, ORIC Pharmaceuticals, and Prelude Therapeutics.

“Ultragenyx is a company truly dedicated to developing medicines for patients with serious rare diseases and I am thrilled to join a team so impassioned by its mission,” said Ms. Dier. “As a global commercial company with an exciting and deep pipeline targeting a number of diseases across multiple modalities, I look forward to being part of this leadership team and helping further establish Ultragenyx as a leading, global, and diversified rare disease company."

About Ultragenyx

Ultragenyx is a biopharmaceutical company committed to bringing to patients novel products for the treatment of serious rare and ultra-rare genetic diseases. The company has built a diverse portfolio of approved therapies and product candidates aimed at addressing diseases with high unmet medical need and clear biology for treatment, for which there are typically no approved therapies treating the underlying disease.

The company is led by a management team experienced in the development and commercialization of rare disease therapeutics. Ultragenyx’s strategy is predicated upon time- and cost-efficient drug development, with the goal of delivering safe and effective therapies to patients with the utmost urgency.

For more information on Ultragenyx, please visit the company’s website at www.ultragenyx.com.

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